                                 [LOGO] BLOUNT

                          ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 16, 2002

                          ---------------------------

TO THE STOCKHOLDERS OF BLOUNT INTERNATIONAL, INC.:

     The Annual Meeting of Stockholders of Blount International, Inc. will be held at 10:30 A.M., P.D.T. on Tuesday, April 16, 2002, in the Dogwood Room of the Corporation's Outdoor Products Group facility at 4909 S. E. International Way, Portland, Oregon 97222 for the following purposes:

     1. To elect a Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors have been elected and qualified;

     2. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Corporation for the year ending December 31, 2002; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Friday, February 15, 2002, as the record date for determining the stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof.

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                        By Order of the Board of Directors,


                                        /s/ RICHARD H. IRVING, III
                                        --------------------------------------
                                        RICHARD H. IRVING, III
                                        Senior Vice President, General Counsel
                                                 and Secretary


4520 Executive Park Drive
Montgomery, Alabama 36116-1602
March 15, 2002


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

                           BLOUNT INTERNATIONAL, INC.
                            4520 Executive Park Drive
                         Montgomery, Alabama 36116-1602
                                 (334) 244-4000

                       -----------------------------------

                                 PROXY STATEMENT
                                     FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                 APRIL 16, 2002

     This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors (the "Board") of Blount International, Inc., a Delaware Corporation, (the "Corporation") of your proxy for use at the Annual Meeting of Stockholders to be held on April 16, 2002, or at any adjournment thereof (the "Meeting"). It is anticipated that this Proxy Statement and the accompanying form of proxy will be mailed to stockholders on or about March 15, 2002.

     Shares represented by each properly signed proxy on the accompanying form received by the Corporation in time to permit its use at the Meeting or any adjournment thereof will be voted at the Meeting, but you may revoke your proxy at any time prior to the actual voting thereof by giving notice in writing to the Secretary of the Corporation or by voting a subsequently dated proxy. IF A PROXY IS SIGNED BUT NO SPECIFICATION IS MADE ON THE PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD WITH RESPECT TO PROPOSALS 1 AND 2. If a specification is made, the shares will be voted in accordance with the specification. The presence of a stockholder at the Meeting does not revoke his or her proxy; however, at the Meeting, there will be an opportunity for a stockholder in attendance to revoke his or her proxy and vote in person if he or she so requests.

     Note that, except where expressly stated otherwise, the information provided in this Proxy Statement constitutes the aggregation of such information as it related to Blount, Inc. prior to November 4, 1995 and to Blount International, Inc. after November 3, 1995. As of the close of business on November 3, 1995, as a result of a reorganization, Blount, Inc. merged with a wholly-owned subsidiary of Blount International, Inc. and became a wholly-owned subsidiary of Blount International, Inc. The stock of Blount, Inc. prior to the reorganization had been traded on the American Stock Exchange. The stock of Blount International, Inc. has been traded on the New York Stock Exchange, Inc. since the reorganization.

     Please also note that as the result of a merger and recapitalization, which involved the Corporation and a subsidiary of Lehman Brothers Merchant Banking Partners II, L.P. and was completed on August 19, 1999, the Corporation issued cash and shares in a single class of common stock in exchange for the delivery and cancellation of its former Class A and Class B common shares. Throughout this document this transaction is referred to as the Merger and Recapitalization.


                                VOTING SECURITIES

RECORD DATE AND VOTE REQUIRED

     The Board has fixed the close of business on Friday, February 15, 2002, as the record date for determining stockholders entitled to notice of and to vote at the Meeting. Holders of shares of the Corporation's single class of common stock as of the record date are entitled to vote at the Meeting. As of such date, the Corporation had issued and outstanding 30,795,882 shares. There are no cumulative voting or preemptive rights.

     The holders of common stock are entitled to one vote per share to elect the directors and are entitled to one vote per share with respect to any other matter properly presented at the Meeting.

     Directors are elected by the affirmative vote of a majority of the shares ACTUALLY CAST in the election. Similarly, except for certain types of proposals, such as one to amend the Certificate of Incorporation, none of which is scheduled to come before the Meeting, the affirmative vote of a majority of the shares cast in the election is required to approve any other proposal properly presented at the Meeting, including Proposal 2 currently scheduled for the Meeting.

PRINCIPAL STOCKHOLDERS

     The following table sets forth as of February 18, 2002, to the best knowledge of the Corporation, information as to (a) beneficial ownership of more than 5% of the common stock of the Corporation by certain persons (other than director nominees); and (b) beneficial ownership of common stock of the Corporation by (i) each director nominee, (ii) each executive officer named in the Summary Compensation Table other than director nominees, and (iii) all director nominees and executive officers of the Corporation as a group. Except as otherwise indicated, all beneficial ownership stated in the table represents sole voting and investment power.


                                                                                        Shares            Percent
         Name and Address                                                            Beneficially        of  Total
           Beneficial Owners                                                            Owned             Shares
         ------------------------------                                            ----------------    -------------
(a)      Holders of more than 5% common
         stock (other than director nominees
         and executive officers named in the
         Summary Compensation Table)
         -----------------------------------

         Lehman Brothers Holdings, Inc.                                              26,262,111   (1)       85.3%
         745 Seventh Avenue
         New York, NY 10019


(b)(i)   Director Nominees
         -----------------------------------

         R. Eugene Cartledge                                                              7,400                *
         H. Corbin Day                                                                   20,624                *
         Eliot M. Fried                                                                  40,000                *
         E. Daniel James                                                             26,262,111   (2)       85.3%    (2)
         Harold E. Layman                                                               153,993                *
         William A. Shutzer                                                          26,262,111   (2)       85.3%    (2)


(ii)     Executive Officers named in the
         Summary Compensation Table
         (other than Director Nominees)
         -----------------------------------

         Rodney W. Blankenship                                                           15,071                *
         Dennis E. Eagan                                                                      0                0
         Richard H. Irving, III                                                          54,700                *
         James S. Osterman                                                               43,033                *

(iii)    All director nominees and
         executive officers as a group
         (11 persons)
                                                                                     26,596,932   (3)           86.4%  (3)
         -----------------------------------


(*)      Less than 1.0% of total shares.
(1) LB Blount Investment SPV LLC, an affiliate of Lehman Brothers Holdings, Inc., also holds warrants for 1,000,000 shares of Common Stock.
(2) Mr. James and Mr. Shutzer are affiliates of Lehman Brothers Holdings, Inc. and may each be deemed to share beneficial ownership of the shares of common stock shown as beneficially owned by Lehman Brothers Holdings, Inc. Mr. James and Mr. Shutzer each disclaims beneficial ownership of all such shares.
(3) See Footnote (2) with respect to 26,262,111 shares which may be attributable to Messrs. James and Shutzer that have been included in the total. Messrs. James and Shutzer each disclaims any beneficial ownership with respect to these shares.

                             ELECTION OF DIRECTORS
                                   PROPOSAL 1

DIRECTORS

         The By-laws of the Corporation, which may be amended by the Board, presently provide that the number of directors that constitutes the whole Board be fixed from time to time by a vote of a majority of the whole Board. Upon the retirement of John M. Panettiere, former Chairman of the Board and Director, and the resignation of Alan L. Magdovitz, a former Director, the Board set the exact number of directors at four effective June 18, 2001. Subsequently, on February 14, 2002, the Board set the exact number at six effective as of this Meeting.

         The Board intends to nominate and, unless contrary instructions are specified, to vote all proxies received by the Board FOR the election of the persons named below as directors of the Corporation.

         Each director to be elected shall hold office until the next Annual Meeting of Stockholders of the Corporation or until his successor is elected and qualified or until his earlier resignation or removal. Should any nominee fail to accept election, it is expected that the Board will cast all proxies received by it, as appropriate, in favor of the election of such other person for the office of director as the Board may recommend. The Board has no reason to believe that any of the persons named below will fail to accept election as a director.

BIOGRAPHICAL INFORMATION

         The following biographical information is furnished with respect to each nominee for election as director at the Meeting:

R. EUGENE CARTLEDGE, Age 71.

Director Nominee for the 2002 Meeting; formerly Director of the Corporation from September 1994 through August 19, 1999; formerly Chairman of the Compensation Committee and Member of the Acquisition, Audit and Executive Committees during this term.

Chairman of Savannah Foods & Industries of Savannah, Georgia from 1996 until retirement in 1997; previously, Chairman and Chief Executive Officer of Union Camp Corporation of Wayne, New Jersey from 1986 to 1994.

Mr. Cartledge also serves on the Boards of Directors of Chase Industries, Inc. of New York, New York; Delta Airlines, Inc. of Atlanta, Georgia; Formica Corporation of Warren, New Jersey; Sun Company, Inc. of Philadelphia, Pennsylvania and UCAR International, Inc. of Wilmington, Delaware.

H. CORBIN DAY, Age 63.

Director Nominee for 2002 Meeting; formerly Director of the Corporation from June 1992 through August 19, 1999; formerly Chairman of the Finance Committee and Member of the Acquisition, Compensation and Executive Committees during this term.

Chairman of Jemison Investment Co., Inc. of Birmingham, Alabama from May 1988; also Partner, Goldman Sachs & Co. of New York, New York from 1986.

Mr. Day serves on the Boards of Directors of Hughes Supply Company of Orlando, Florida and Protective Life Corporation of Birmingham, Alabama.

ELIOT M. FRIED, Age 69.

Director since August 1999; Chairman of the Board and Chairman of the Executive Committee since June 2001; Chairman of the Audit Committee and Member of the Compensation Committee since August 1999.

Currently a consultant with Abner, Herrman & Brock Inc., a New York asset management firm. Retired in February 2000 as Managing Director of Lehman Brothers, Inc., New York, New York. Mr. Fried had been a member of the Lehman Brothers Investment Committee for nine years and was also a member of Lehman Brothers Commitment Committee and Fairness Opinion Committee. Mr. Fried joined Shearson Hayden Stone Inc., a predecessor firm to Lehman Brothers, Inc., in 1976 and became a Managing Director in 1982.

Mr. Fried is also a Director of Axsys Technologies, Inc. of Rocky Hill, Connecticut and of Grant Prideco, Inc. of Houston, Texas.

E. DANIEL JAMES, Age 37.

Director since August 1999; Member of the Executive, Compensation and Audit Committees since August 1999.

Managing Director of Lehman Brothers, Inc., New York, New York from April 2000. Previously, Senior Vice President, Lehman Brothers Merchant Banking Partners II, L.P. from 1996. Mr. James has been with Lehman Brothers, Inc. from June 1988. Prior to joining the Merchant Banking Group, Mr. James served in the Mergers and Acquisitions Group from 1990 and the Financial Institutions Group from 1988.

HAROLD E. LAYMAN, Age 55.

Director since August 1999; Member of the Executive Committee since March 2001.

President and Chief Executive Officer of the Corporation since March 2001; President and Chief Operating Officer from February 2000; Executive Vice President-Finance Operations and Chief Financial Officer from February 1997 and Senior Vice President and Chief Financial Officer of the Corporation from January 1993. Mr. Layman served as Senior Vice President-Finance and Administration and was a member of the Executive Committee of VME Group, N.V., The Hague, Netherlands, a manufacturer of automotive components and industrial equipment, from September 1988.

WILLIAM A. SHUTZER, Age 54.

Director since June 2001; Member of the Audit and Compensation Committees since June 2001.

Managing Director - Private Equity Group of Lehman Brothers, Inc. from October 2000. Previously, Partner at Thomas Weisel Partners LLC from 1999, Chairman of Investing Banking at ING Furman-Selz from 1997, President of Furman-Selz LLC from 1996.

Mr. Shutzer also serves on the Boards of Directors of INT Media Group, Inc. of Darien, Connecticut; Practice Works, Inc. of Atlanta, Georgia; RSI Holding Corp. of Newport Beach, California and Tiffany & Company of New York, New York.

THE BOARD AND ITS COMMITTEES

         The property, affairs and business of the Corporation are managed under the direction of the Board. The Board has standing Executive, Audit and Compensation Committees, the principal functions of each of which are described below. The Corporation does not have a standing Nominating Committee, although a special nominating committee was formed during 2001 to conduct a search for two more directors, which resulted in the nominations of Messrs. Cartledge and Day for this Meeting. During the year ended December 31, 2001, the Board held eight regular meetings, held three special meetings and took action three times by written consent in lieu of a meeting. Average attendance by directors at Board and Committee Meetings was 98%.

         EXECUTIVE COMMITTEE - The Executive Committee consists of three members, two of whom are non-employee directors. The Chairman of the Board of the Corporation is Chairman of the Committee. The Committee may exercise all of the authority and powers of the Board to the extent permitted by law during the intervals between Board meetings. The Committee held no regular meetings, held no telephone meetings and took no action by written consent in lieu of a meeting during 2001. The present members of the Committee are Eliot M. Fried, Harold E. Layman, and E. Daniel James.

         AUDIT COMMITTEE - The Audit Committee currently consists of three members, all of whom are non-employee directors. The functions of the Committee include (i) recommending annually to the Board the appointment of the Corporation's independent auditors, (ii) reviewing the professional services, proposed fees and independence of such auditors, (iii) reviewing the annual audit plans of such auditors, (iv) reviewing the annual audit plans of the outside auditors conducting the internal audit function by means of an outsourcing agreement, (v) monitoring the activities of the independent auditors and the outside audit staff serving as internal auditors and (vi) reporting on such activities to the Board. The Committee held two regular meetings during 2001. The present members of the Committee are Eliot M. Fried, E. Daniel James and William A. Shutzer. Should the stockholders elect Mr. Cartledge and Mr. Day as directors, they will replace Messrs. James and Shutzer as members of the Audit Committee and one of them would likely be appointed as Chairman.

         COMPENSATION COMMITTEE - The Compensation Committee consists of three members, all of whom are non-employee directors. The functions of the Committee include (i) approving compensation philosophy and guidelines for the Corporation's executive and managerial employees, (ii) establishing a total compensation range for the President and Chief Executive Officer and appraising the performance of such officer on a timely basis, (iii) approving salaries and changes in salaries of the executive officers of the Corporation and such other executives as the Committee may deem appropriate, (iv) approving the participants, annual financial or other targets, and amounts to be paid under the Corporation's Executive Management Annual Incentive Plan, (v) reviewing and recommending to the Board any new executive incentive or stock option plans, or additions to or revisions in existing plans, and approving any awards or options granted under any such plan, (vi) reviewing from time to time the Corporation's management resources and executive personnel planning, development and selection processes and (vii) reporting on all such activities to the Board. The Committee held one regular meeting during 2001. The present members of the Committee are Eliot M. Fried, E. Daniel James and William A. Shutzer.

COMPENSATION OF DIRECTORS

         Since August 1999 neither directors currently affiliated with Lehman Brothers, Inc. nor those who are employees of the Corporation receive any compensation for their services as directors. Employee directors, of course, receive compensation in their respective capacities as employees of the Corporation, and all directors receive reimbursement of travel and lodging expenses incurred in connection with their attendance at Board functions. Since July 24, 2000, directors who are neither employees of the Corporation nor currently affiliated with Lehman Brothers, Inc. receive a quarterly stipend of $6,250, plus $1,000 per quarter if a chairman of a Board Committee and $1,000 for each Board or Committee meeting attended. In addition, such a director may choose to participate in certain health, dental and life insurance plans of the Corporation. During 2001, Mr. Fried, the only director eligible to participate in this Non-Employee Director's Compensation Program, was paid $46,000 in director fees and $123 in life insurance premiums, plus reimbursement of customary expenses paid to all directors, for his services during 2001. If elected by the stockholders at the Meeting, both Mr. Cartledge and Mr. Day will qualify as participants in the Non-Employee Director's Compensation Program.

         In January 1983 the Board approved a Directors' Fee Deferral Plan under which directors could defer receipt of their applicable director fees until their retirement or other termination of status as a director. Deferred amounts bore interest, adjusted quarterly, based on the prime rate set by a New York bank. Such accumulated fees, together with the interest accrued thereon, were payable in cash to a director or his or her estate in accordance with the option selected by the director at the time he or she elected to participate in this plan. The Directors' Fee Deferral Plan was unfunded and amounts due the participants covered thereby were general obligations of the Corporation. Three former directors chose to defer their director's fees. Two of these former directors were each paid the respective amounts due them under the Plan in a lump sum payment in February 2000. Under a five-installment arrangement reached in January 1998 following his resignation, another former director, Dr. Joab Thomas, received $223,671 as his fifth and final installment, including interest, in January 2002. There remain no other former or current directors in the Plan, and the Plan was terminated effective at the end of February 2000, subject only to making the two final installments to Dr. Thomas, the last of which has now been made.

         In May 1991 the Board approved, and in April 1994 amended, the Advisory Directors' Recognition Plan. Each member of the Board who had served as a director for at least five consecutive years, who had not been an employee vested in any employee benefits sponsored by the Corporation during his or her service on the Board and who either (a) was serving upon attainment of age 72 or
(b) had become permanently and totally disabled at any time prior to age 72 became an advisory director. No advisory director and no other director, except the co-founders of the Corporation, were eligible to stand for re-election to the Board after reaching age 72. Under this Plan, a director who was or became eligible for advisory director status after July 1, 1991, was, at the end of his or her then current term, paid a quarterly benefit for life equal to the quarterly cash retainer, exclusive of committee chairman fees, then being paid to that director. A director who had been an employee vested in employee benefits sponsored by the Corporation was eligible to become an advisory director, but was not entitled to the retainer paid to other advisory directors. When their views on a matter are sought, advisory directors are expected to consult with management or directors of the Corporation. The status of advisory director may be terminated upon request by the advisory director or by the Board if it determines that an advisory director has become a director, officer, employee or consultant of or to another company that competes with the Corporation or any of its subsidiaries. The Advisory Directors' Recognition Plan did not apply to Winton M. Blount, a co-founder of the Corporation. It also did not apply to W. Houston Blount, a co-founder of the Corporation, until he ceased to be a member of the Board of Directors regardless of his age at such time. As a result of the Merger and Recapitalization, Mr. W. Houston Blount resigned as a director effective August 19, 1999 at the age of 77, and thereupon became an advisory director. The Advisory Directors' Recognition Plan is unfunded and amounts due the participants covered thereby are general obligations of the Corporation. There are presently three participants under this plan, Admiral (Ret.) Thomas H. Moorer, W. Houston Blount and James W. Hargrove. In February 2000 this Plan was terminated, including the prohibition on standing for election after the attainment of age 72, and, subject to the fulfillment of obligations to existing advisory directors, there will be no additional advisory directors in the future.

                           AUDIT COMMITTEE DISCLOSURE

         The Audit Committee Charter was amended during 2000 and incorporated in the 2001 Proxy Statement as Exhibit A. In February 2002, the Board of Directors reaffirmed this amended Audit Committee Charter. The Board also made a determination as to the independence and financial literacy of the members of the Audit Committee, as well as the financial management expertise of one or more of the members. Nonetheless, in discussions with the New York Stock Exchange, the Corporation has committed to elect at least two outside directors and appoint these two new members to the Audit Committee during 2002. The Corporation believes that the nominations of Messrs. Cartledge and Day as Directors, if elected by the stockholders and thereupon appointed by the Board to the Audit Committee, will meet this commitment. It is also expected that the Board will determine, under applicable standards pertaining to the independence of Audit Committee members, that it is in the best interests of the Corporation to retain Mr. Fried's services as a member of the Audit Committee notwithstanding the fact that he was an employee of Lehman Brothers, Inc., the Corporation's controlling shareholder, until February 2000. This length of time would not meet the three-year period of non-affiliation otherwise applicable to establish such independence in the absence of such a determination by the Board.


                             AUDIT COMMITTEE REPORT

         The Audit Committee (1) reviewed and discussed the Corporation's audited financial statements as of December 31, 2001 with management and (2) reviewed and discussed with the Independent Auditors matters required by the Statement on Auditing Standards No. 61, as amended; matters required by Independence Standards Board No. 1 relating, among other things, to the Independent Auditors' independence from management and the compatibility of the Independent Auditors performing non-audit services with their independence.* Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the Corporation's audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ending December 31, 2001, and that, subject to ratification by the stockholders at the Annual Meeting, PricewaterhouseCoopers LLP be appointed as the Corporation's Independent Auditors for the fiscal year ending December 31, 2002.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The following members of the Board served as members of the Compensation Committee during 2001:

         Eliot M. Fried, consultant with Abner, Herrman & Brock Inc., a New York asset management firm, and retired Managing Director of Lehman Brothers, Inc., elected to the Board effective August 19, 1999 at the time of the Corporation's Merger and Recapitalization;

         E. Daniel James, Managing Director of Lehman Brothers, Inc., elected to the Board effective August 19, 1999 at the time of the Corporation's Merger and Recapitalization;

         Until his resignation as Director in June 2001, Alan L. Magdovitz, Private Investor, former Managing Director of Lehman Brothers, Inc., elected to the Board effective August 19, 1999 at the time of the Corporation's Merger and Recapitalization; and

         Following his appointment as Director in June 2001, William A. Shutzer, Managing Director-Private Equity Group of Lehman Brothers, Inc.

         There were no relationships with respect to Compensation Committee interlocks and insider participation in compensation decisions during 2001.



-------------------
                 *PricewaterhouseCoopers LLP has notified the Corporation that, as a result of that firm's policy, after July 2002 it will no longer serve as an outside contractor performing the Internal Audit function for the Corporation, since it is also the Corporation's Independent Auditors. The Corporation plans to make other arrangements, not presently determined, for the performance of this function by that time.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

         The Corporation's executive compensation program is designed to help the Corporation attract, motivate and retain the executive resources that the Corporation needs in order to maximize its return to shareholders.

         Toward that end, the Corporation's executive compensation program attempts to provide:

         o levels of compensation that are competitive with those provided in various markets in which the Corporation competes for its executive resources;

         o incentive compensation that varies in a manner consistent with the financial performance of the Corporation; and

         o incentive compensation that effectively rewards corporate and individual performance.

         In designing and administering its executive compensation program, the Corporation attempts to maintain an appropriate balance among these various objectives, each of which is discussed in greater detail below.

         PROVIDING COMPETITIVE LEVELS OF COMPENSATION

         The Corporation attempts to provide its executives with a total compensation package that, at expected levels of performance, is competitive with total compensation provided to executives who hold comparable positions or have similar qualifications in other organizations of similar size and scope with which the Corporation competes.

         The Corporation projects an executive's competitive level of compensation based on information drawn from a variety of sources, including proxy statements, special surveys and independent compensation consultants. This information is used in creating the basic structure of the Corporation's program. The market data used in establishing the Corporation's executive compensation levels reflect a blending of general industry and manufacturing industry companies comparable to the Corporation's size.

         It should be noted that the value of an executive's compensation package will vary significantly based on performance. So while the expected value of an executive's compensation package may be competitive, its actual value can exceed or fall below competitive levels depending on performance.

         ENSURING THAT INCENTIVE COMPENSATION VARIES WITH FINANCIAL PERFORMANCE

         The Corporation's incentive plans are designed to assure that the incentive compensation varies in a manner consistent with the financial performance of the Corporation and its various business units. The specific corporate performance factors for CY 2001 are discussed in other sections of this report.

         REWARDING INDIVIDUAL PERFORMANCE

         The Corporation believes that effectively rewarding individual performance will ultimately serve to enhance the financial performance of the Corporation and its various business units. While the Corporation's incentive plans provide compensation that varies with financial performance, they also provide for individual awards that are based on quantitative assessments of business unit and individual performance.

CONSIDERING CERTAIN TAX IMPLICATIONS

         To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee also considers the anticipated tax treatment to the Corporation and to the executives of various payments and benefits. Based on compensation arrangements currently in place, the Committee does not reasonably anticipate that any executive officer's current compensation will be subject to the $1 million deductibility limitation of Section 162(m) of the Internal Revenue Code. The Committee intends to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of the Corporation and its stockholders.

DESCRIPTION OF THE EXECUTIVE COMPENSATION PROGRAM

         This section describes each of the principal elements of the Corporation's executive compensation program.

         BASE SALARY PROGRAM

         The objective of the Corporation's base salary program for senior executive management positions is to provide base salaries that are approximately between the 70th and 85th percentile of the competitive market norms for companies in the Corporation's lines of business and similar in size to the Corporation. The Committee believes it is crucial to provide competitive salaries in order to attract and retain managers who are very talented. The specific competitive markets considered depend on the nature and level of the positions in question and the markets from which qualified individuals are recruited.

         Base salary levels are also dependent on the performance of each individual employee. Thus, employees with higher levels of sustained performance will be paid correspondingly higher salaries.

         Annual salary reviews are based on three factors: general levels of market salary increases, individual performance and the Corporation's overall financial results. All base salary increases are premised on a philosophy of pay-for-performance and perceptions of an individual's long-term value to the Corporation.

         THE EXECUTIVE MANAGEMENT ANNUAL INCENTIVE PLAN

         The objectives of the Executive Management Annual Incentive Plan are to motivate and reward the accomplishment of annual corporate objectives; reinforce a strong performance orientation with differentiation and variability in individual awards based on contributions to business results; and provide a fully competitive compensation package that will attract, reward and retain individuals of the highest quality. As a pay-for-performance plan, cash bonus awards were paid upon the achievement of specific business segment and individual performance objectives established for CY 2001.

         Targeted bonus award levels are determined for eligible positions each year using data obtained from independent consultants and surveys. The target bonus levels reflect competitive market norms for companies similar in size to the Corporation and the Corporation's philosophy of providing competitive total annual compensation opportunities.

         A target incentive bonus program is established each year based on the Corporation's budgeted performance against measures approved by the Committee. For CY 2001, the key performance measures considered were earnings before interest, taxes, depreciation and amortization ("EBITDA") and return on capital employed for operating units; EBITDA for the Corporate staff and, for all plan participants, individually-assigned key base objectives.

         The weighting of target objectives among each of the Corporation's operating units was 40% for EBITDA, 30% for return on capital employed and 30% for attainment of individual performance objectives. For the corporate staff and senior corporate officers, 65% of bonus attainment was based on the Corporation's EBITDA and 35% on individual key base objectives.

         In 2001, target bonuses for Incentive Plan participants ranged from 10% to 55% of base pay. Participants could have earned 25% (minimum threshold) or more of the target bonus depending upon achievement against performance targets. The actual bonus was determined by the extent to which performance objectives were accomplished. No units performed above the targets for EBITDA and return on capital employed. Except for the Oregon Cutting Systems Division, none of the units performed above the minimum threshold for EBITDA and return on capital employed. Excluding the discontinued operations of the Sporting Equipment segment, the Corporation performed above the minimum threshold for EBITDA.

         As a result, an annual incentive funding pool was created based upon CY 2001 performance and awards were made to certain key executives named in the Summary Compensation Table exceeding minimum threshold bonus objectives.

         LONG TERM INCENTIVES

         The Corporation's approach to long-term incentives for employees is focused on the Corporation's stock option plans. The Corporation uses stock options to align the interests of employees and shareholders by providing value to the employee when the stock price increases. Options are granted at 100% or more of the fair market value of the stock on the date of grant. For stock options granted after August 19, 1999, the fair market value is determined by calculating the average closing sale price for the stock for ten consecutive trading days ending on the trading day immediately prior to the effective date of such grant.

         1999 STOCK INCENTIVE PLAN

               Since the Merger and Recapitalization, all options granted under the 1999 Stock Incentive Plan have terms of ten years. Shares received upon exercise of any options that have been granted are subject to restrictions on transfer, tag-along and drag-along rights, call and put rights, registration rights and other rights and obligations specified in an Employee Stockholders Agreement. Certain options are time options, and others are performance options. Time options vest annually over time (generally three to five years) and performance options vest based on attainment of certain annual EBITDA (earnings before interest, taxes, depreciation and amortization) performance levels, but in any event within six years.

         2000 STOCK INCENTIVE PLAN

               In June 2001, the Board of Directors granted the first options under the 2000 Stock Incentive Plan. Options representing 522,500 shares were granted to 72 individuals at an option price per share of $5.00. (The numbers for shares and recipients have been calculated after subtracting those options granted to individuals in the Corporation's Sporting Equipment segment, all of which options expired before being vested upon the sale of that segment in December 2001, as well as those of three other individuals whose employment terminated during 2001 before vesting.) All such options have terms of ten years. All vest in three years or less, most in accordance with a schedule of one-third (33-1/3%) on each of the first three anniversary dates from the date of grant; however, options representing 170,000 shares for one individual were vested upon grant and another 150,000 to another individual vest in accordance with a two year schedule. None of the shares received upon exercise of the options under the 2000 Stock Incentive Plan will be restricted by the provisions of the Employee Stockholders Agreement described below at page 19.

         The Corporation's stock option grant levels are established by considering competitive market data on grant levels and the level of shares reserved for such plans. Individual option grants are based on the duties of each participant in the Corporation, his or her present and potential contributions to the success of the Corporation and such other factors as the Compensation Committee deems relevant.

         The Executive Compensation Program is revised annually by the Compensation Committee to provide an appropriate mix of base salary, annual bonus and long-term awards within the philosophy of providing competitive direct compensation opportunities. Stock options granted in CY 2001 under the 2000 Plan to the executives named in the Summary Compensation Table are shown in the Option Grant Table (see page 13).

CY 2001 PAY FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

         As described above, the Corporation determines its pay for all Executive Officers of the Corporation, including the President and Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation for the job. Specific actions taken by the Committee regarding the President and Chief Executive Officer's compensation are summarized below:

         Base Salary - the President and Chief Executive Officer, Mr. Harold
                       E. Layman, received an increase in salary to $475,000 on an annualized basis upon his election to his current position in March 2001.*

------------------------

             * Mr. John M. Panettiere served as Chairman of the Board and Chief Executive Officer of the Corporation during a portion of 2001. He resigned as Chief Executive Officer in March 2001, as Chairman in
         June 2001 and retired as Chairman Emeritus on June 30, 2001. Details of Mr. Panettiere's contractual financial arrangements upon his resignation and retirement are described beginning at page 18 under the section on "Employment Contracts."

         Annual Bonus - the Executive Management Annual Incentive Plan that pertains to the President and Chief Executive Officer was approved by the shareholders in April 2000 and established a targeted EBITDA objective. Since the Corporation met the minimum threshold but not the target for this objective, Mr. Layman received a $50,000 cash bonus and will receive stock option grants representing 42,017 shares valued by the Black-Scholes Method to equate to the remaining amount of the threshold bonus to which he was entitled.

                               EXECUTIVE OFFICERS

         The executive officers of the Corporation, in addition to Mr. Layman, who is also a Director nominee, as of February 15, 2002 are:


                                                                                                              YEAR FIRST
                                                                                                              ELECTED TO
NAME                                                             OFFICE                                      SUCH OFFICE     AGE
----                                                             ------                                      -----------     ---
Rodney W. Blankenship              Senior Vice President and Chief Financial Officer                                2000      53

Dennis E. Eagan                    President - Industrial and Power Equipment Group                                 2000      52

Richard H. Irving, III             Senior Vice President - General Counsel                                      1995 and      58
                                   and Secretary                                                                    1999

Calvin E. Jenness                  Vice President and Controller                                                    2000      46
                                   and Treasurer                                                                    2001

James S. Osterman                  President - Outdoor Products Group                                               1997      64

         Each of these executive officers serves at the pleasure of the Board. There were no arrangements or understandings with any other person pursuant to which any officer was elected. The executive officers of the Corporation may also be directors or officers of subsidiaries of the Corporation.

         Rodney W. Blankenship was elected Senior Vice President and Chief Financial Officer in June 2000. Prior to that date, he served as Vice President and Controller from February 1997, and as Corporate Controller from 1985.

         Dennis E. Eagan was elected President of the Industrial and Power Equipment Group in August 2000. Prior to that date, he served from 1998 as President and Chief Executive Officer of Volvo Construction Equipment North America, Inc., and from 1993 in senior management positions in sales and finance at Volvo. Before joining Volvo, Mr. Eagan held management positions in sales, product support and finance with Deere and Company's Construction Equipment Division.

         Richard H. Irving, III was elected Senior Vice President and General Counsel in April 1995, and Secretary of the Corporation in August 1999 at the time of the Merger and Recapitalization. Prior to April 1995, he served from 1986 as Vice President, General Counsel and Secretary of Duchossois Industries, Inc., a diversified privately-held company headquartered in Elmhurst, Illinois; as Associate General Counsel of Union Camp Corporation from 1979 and as Assistant General Counsel of Rockwell International Corporation from 1974.

         Calvin E. Jenness was elected Vice President and Corporate Controller and Treasurer on June 18, 2001; prior to that date, he served as Vice President and Corporate Controller from September 2000. Previously, he served as Vice President and Chief Financial Officer of Bryan Foods, a division of Sara Lee Corporation, from 1998, and as Vice President-Controller of Riverwood International Corporation, an integrated packaging supplier, from 1994.

         James S. Osterman was elected President of the Outdoor Products Group in January 1997. Prior to that date, he served as President of the Oregon Cutting Systems Division of the Corporation from January 1987.

                             EXECUTIVE COMPENSATION

         The following table summarizes for the fiscal years ended the last day of December 2001, the last day of December 2000 and the last day of December 1999, all plan and non-plan compensation awarded to, earned by, or paid to (i) the Chief Executive Officer, (ii) the four most highly compensated executive officers other than the CEO of the Corporation (the "Named Executive Officers") who were serving in executive officer capacities at the end of December 2001 and
(iii) three former executive officers who terminated their employment with the Corporation during 2001.


                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                ANNUAL COMPENSATION                           AWARDS
                                   --------------------------------------------------     ------------
                                                                           OTHER           SECURITIES
NAME AND                                                                   ANNUAL          UNDERLYING        ALL OTHER
PRINCIPAL                                     SALARY      BONUS         COMPENSATION         OPTIONS        COMPENSATION
POSITION                           YEAR         ($)        ($)             ($) (1)             (#)               ($)
-----------                        ----      --------    --------        ------------      ----------      ----------------

John M. Panettiere                 2001       437,500     282,038           136,263                0         1,794,197  (3)
      Chairman of the Board        2000       874,999           0            92,835                0           149,584
      and Chief Executive          1999       827,259     750,000            92,630          887,000        18,199,256  (4)
      Officer (2)

Gerald W. Bersett                  2001       351,340           0            18,365           75,000         1,394,973  (6)
      President - Sporting         2000       354,166     125,000            16,606                0            32,137
      Equipment Group (5)          1999       336,250     340,000            10,556          147,000           146,337  (4)

James S. Osterman                  2001       388,887     200,000            25,053          150,000            39,791  (7)
      President - Outdoor          2000       371,922     340,000            19,584                0            38,372
      Products Group               1999       350,964     325,000            33,675          163,000         2,592,394  (4)

Harold E. Layman                   2001       450,000     50,000*            11,954          170,000            19,751  (9)
      President and                2000       394,500           0            15,828           25,000            32,119
      Chief Executive              1999       329,333     250,000            15,905          360,000         7,159,955  (4)
      Officer (8)

John D. Marshall                   2001       113,750      28,849            16,699                0           383,670  (11)
      Senior Vice President -      2000       195,000           0            17,150           10,000            12,426
      Administration and           1999       162,825      80,000            10,803           43,800           937,648  (4)
      Treasurer (10)

Dennis E. Eagan                    2001       330,000     150,000            14,489           50,000            12,610  (13)
      President - Industrial       2000       125,654      25,000                 0           50,000            40,469
      and Power Equipment
      Group (12)

Richard H. Irving, III             2001       310,000      75,000            20,900           15,000            14,009  (14)
      Senior Vice President -      2000       307,000           0            16,177                0            22,453
      General Counsel and          1999       288,666     175,000             9,554          135,000         2,553,489  (4)
      Secretary

Rodney W. Blankenship              2001       235,000      75,000            18,075           20,000            11,214  (15)
      Senior Vice President        2000       214,901           0             8,179           15,000            13,405
      and Chief Financial          1999       182,850      90,000             7,157           40,000           692,550  (4)
      Officer

(1) Tax gross-up for premiums on life insurance policies, club dues, personal financial planning and personal use of the Corporation's property.
(2) Mr. Panettiere resigned as Chief Executive Officer in March 2001, as Chairman in June 2001 and retired as Chairman Emeritus on June 30, 2001.
(3) Amount is comprised of $27,301 matching contribution to employee's 401(k) and excess 401(k) accounts, $24,450 premiums on a life insurance policy under the Corporation's executive life insurance plan and $824,011 contractual severance pay.
(4) All Other Compensation for 1999 for Messrs. Panettiere, Bersett, Osterman, Layman, Marshall, Irving and Blankenship includes proceeds from cancellation of pre-merger Blount Class A common stock options upon the closing of the Merger and Recapitalization in August 1999. For Mr. Panettiere, the proceeds were $18,083,005; Mr. Bersett, $120,663; Mr. Osterman, $2,560,038; Mr. Layman, $7,132,191; Mr. Marshall, $926,576; Mr.
     Irving, $2,532,220 and Mr. Blankenship $679,658.
(5) Mr. Bersett's employment terminated on December 14, 2001 as a result of the sale of the Corporation's Sporting Equipment segment to Alliant Techsystems Inc.

(6) Amount is comprised of $20,891 matching contribution to employee's 401(k) and excess 401(k) accounts and $1,374,082 contractual severance pay.
(7) Amount comprised of $32,570 matching contribution to employee's 401(k) and excess 401(k) accounts and $7,221 accrued pursuant to the Omark Salary Continuation Plan.
(8) Mr. Layman was President and Chief Operating Officer until March 20, 2001, when he was elected President and Chief Executive Officer.
(9) Amount is comprised of $18,714 matching contribution to the employee's 401(k) and excess 401(k) accounts and $1,037 premiums on a life insurance policy under the Corporation's executive life insurance plan.
(10) Mr. Marshall's employment was terminated on July 31, 2001.
(11) Amount is comprised of $7,034 matching contribution to the employee's 401(k) and excess 401(k) accounts. and $376,636 contractual severance pay.
(12) Mr. Eagan joined the Corporation on August 15, 2000.
(13) Amount is comprised of $12,277 matching contribution to the employee's 401(k) and excess 401(k) accounts and $333 premiums on a life insurance policy under the Corporation's executive life insurance plan.
(14) Amount is comprised of $13,475 matching contribution to employee's 401(k) and excess 401(k) accounts and $534 premiums on a life insurance policy under the Corporation's executive life insurance plan.
(15) Amount is comprised of $10,857 matching contribution to the employee's 401(k) and excess 401(k) accounts and $357 premiums on a life insurance policy under the Corporation's executive life insurance plan.

* A portion of Mr. Layman's bonus constituted stock options. See discussion beginning at page 9 under the caption "CY 2001 Pay for the President and Chief Executive Officer."

OPTION GRANTS

     The following table summarizes pertinent information regarding individual grants of stock options, including the potential realizable dollar value of grants of options made during 2001, to each of the persons named in the Summary Compensation Table, assuming that the market value of the underlying security appreciates in value from the date of grant to the end of the option term at the rates indicated in the following table:


                                                OPTION GRANTS IN CALENDAR YEAR 2001

                                                         INDIVIDUAL GRANTS
                                                                                                    POTENTIAL REALIZABLE VALUE
                                          NUMBER OF      % OF TOTAL                                 AT ASSUMED ANNUAL RATES OF
                                         SECURITIES        OPTIONS       EXERCISE    EXPIRATION      STOCK PRICE APPRECIATION
                                         UNDERLYING      GRANTED TO       PRICE         DATE           FOR OPTION TERM (1)
                                           OPTIONS       EMPLOYEES
                                         GRANTED (#)       IN 2001      ($/SHARE)     (MMDDYY)
NAME                                                                                                    5% ($)       10% ($)
----                                                                                                ------------   ------------

John M. Panettiere                                  0            0.00%     N.A.         N.A.                   0              0

Gerald W. Bersett                              75,000           11.82%    5.000           *              *              *

James S. Osterman                             150,000           23.63%    5.000        6/29/11           472,000      1,195,000

Harold E. Layman                              170,000           26.78%    5.000        6/29/11           535,000      1,355,000

John D. Marshall                                    0            0.00%     N.A.         N.A.                   0              0

Dennis E. Eagan                                50,000            7.88%    5.000        6/29/11           157,000        398,000

Richard H. Irving, III                         15,000            2.36%    5.000        6/29/11            47,000        120,000

Rodney W. Blankenship                          20,000            3.15%    5.000        6/29/11            63,000        159,000


(1) The amounts under these columns are the result of calculations at 5% and 10% rates that were established by rules adopted by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, in the price of the Corporation's Common Stock.

* Mr. Bersett's options expired without vesting upon the sale of the Corporation's Sporting Equipment segment, of which Mr. Bersett was the President, in December 2001.

OPTION EXERCISES AND YEAR-END OPTION VALUES

The following table summarizes pertinent information concerning the exercise of stock options during 2001 by each of the persons named in the Summary Compensation Table and the year-end value of unexercised options:


                                                            AGGREGATE OPTION EXERCISES IN 2001
                                                                AND YEAR-END OPTION VALUES

                                                                    Number of Securities               Value of Unexercised
                                  Shares                            Underlying Unexercised                  In-the-Money
                               Acquired on          Value                 Options at                         Options at
                                Exercise (#)     Realized ($)             Year End (#)                      Year End ($)
                              ---------------   --------------      ----------------------           -------------------------

NAME                                                             EXERCISABLE    UNEXERCISABLE       EXERCISABLE    UNEXERCISABLE
----                                                             -----------    -------------       -----------    -------------

John M. Panettiere                  0              0                  365,000                 0**              0                0

Gerald W. Bersett                   0              0                   24,000                 0**              0                0

James S. Osterman                   0              0                   40,000             230,000              0                0

Harold E. Layman                    0              0                  236,500             278,500              0                0

John D. Marshall                    0              0                    4,500                 0**              0                0

Dennis E. Eagan                     0              0                   10,000              90,000              0                0

Richard H. Irving, III              0              0                   20,000              95,000              0                0

Rodney W. Blankenship               0              0                    7,500              57,500              0                0


** Mr. Panettiere's performance options under the 1999 Plan had not vested and expired at the time of his retirement on June 30, 2001. Certain of Mr. Bersett's time and all of his performance options under the 1999 Plan, as well as all of his options under the 2000 Plan, had not vested and expired at the time of his termination of employment on December 14, 2001 in connection with the sale of the Corporation's Sporting Equipment segment. Certain of Mr. Marshall's time and all of his performance options under the 1999 Plan had not vested and expired at the time of his termination of employment on July 31, 2001.

PENSION PLANS

The Blount Retirement Plan and the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan (collectively the "Blount Retirement Plan") estimated annual benefits payable to eligible employees (including the Named Executive Officers) in specific classifications following retirement at age 65 (normal retirement age) after continuous years of credited service are shown below:


                               PENSION PLAN TABLE
  FIVE-YEAR AVERAGE
     EARNINGS AT                      ESTIMATED ANNUAL BENEFITS FOR SPECIFIED YEARS OF CREDITED SERVICE (A), (B)
                       ----------------------------------------------------------------------------------------------------------
   RETIREMENT (C)           10            15             20              25              30              35          40 OR MORE
---------------------------------------------------------------------------------------------------------------------------------
             $100,000       $20,000       $30,000        $40,000         $50,000         $52,500         $55,000     $57,500
              200,000        40,000        60,000         80,000         100,000         105,000         110,000     115,000
              300,000        60,000        90,000        120,000         150,000         157,500         165,000     172,500
              400,000        80,000       120,000        160,000         200,000         210,000         220,000     230,000
              500,000       100,000       150,000        200,000         250,000         262,500         275,000     287,500
              600,000       120,000       180,000        240,000         300,000         315,000         330,000     345,000
              700,000       140,000       210,000        280,000         350,000         367,500         385,000     402,500
              800,000       160,000       240,000        320,000         400,000         420,000         440,000     460,000
              900,000       180,000       270,000        360,000         450,000         472,500         495,000     517,500
            1,000,000       200,000       300,000        400,000         500,000         525,000         550,000     575,000


(a) The amounts set out above are based on the benefits under a straight life annuity to a participant retiring at age 65 on January 1, 2002. The amounts shown are to be reduced by offsetting amounts received as social security benefits and benefits payable under master annuity contracts (purchased upon termination of prior retirement plans).
(b) Under Section 415(b) of the Internal Revenue Code, the maximum benefit payable under the master annuity contracts (purchased upon termination of prior retirement plans) and the tax-qualified Blount Retirement Plan to an employee retiring at age 65 in 2001 is $140,000, an amount that may change each year in accordance with a determination made by the Internal Revenue Service. In addition, Section 401(a)(17) of the Internal Revenue Code limits the amount of an employee's compensation that may be taken into account under any tax-qualified retirement plan to $170,000 for 2001, an amount which also may change each year in accordance with a similar determination. These limitations have been disregarded for the purposes of this table since the amount of any benefit payable in excess of these limitations is covered by the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan.
(c) Earnings covered by the Blount Retirement Plan are based on the participant's base salary or wages.

     The years of benefit service used to determine benefits under the Blount Retirement Plan and the master annuity contracts (purchased upon termination of prior retirement plans) as of December 31, 2001, for the persons named in the Summary Compensation Table are: Mr. Panettiere, 10 years; Mr. Bersett, 4 years; Mr. Osterman, 32 years; Mr. Layman, 9 years; Mr. Marshall, 9 years; Mr. Eagan, 1 year; Mr. Irving, 7 years; and Mr. Blankenship, 30 years.

             SUPPLEMENTAL RETIREMENT PLANS AND EMPLOYMENT CONTRACTS

SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

       The Corporation maintains individual Supplemental Executive Retirement Plans for John M. Panettiere, Gerald W. Bersett, Dennis E. Eagan and Richard H. Irving. Although the Supplemental Executive Retirement Plan differs for each of them, basically each plan will pay Mr. Panettiere, Mr. Bersett, Mr. Eagan and Mr. Irving upon their respective normal retirement date or earlier termination of employment, which in the case of Mr. Panettiere occurred in June 2001 and in the case of Mr. Bersett occurred in December 2001, a benefit equal to the benefit calculated under the benefit formula of the Blount Retirement Plan, but based upon a schedule of years of service granted to each under their respective Supplemental Executive Retirement Plan, reduced by any retirement benefits payable to each under the Blount Retirement Plan and, in the case of Mr. Panettiere and Mr. Eagan, any retirement income actually paid them under any pension plan maintained by a former employer. These plans are administered by the Board or, at its discretion, the Compensation Committee of the Board. These plans may be amended from time to time or terminated with the consent of the Corporation and the Executive.

       Mr. Panettiere received a lump sum payment of $2,032,208 on July 10, 2001, following his agreed upon retirement on June 30, 2001, in full satisfaction of the Corporation's obligations under his Supplemental Executive Retirement Plan. No benefit was payable to Mr. Bersett from his Supplemental Executive Retirement Plan when his employment terminated on December 14, 2001, as a result of the sale of the Sporting Equipment Group to Alliant Techsystems Inc.; however, the contractual severance benefits received by Mr. Bersett took into account, and compensated in part for, the fact that he did not vest in his Supplemental Executive Retirement Plan. The projected annual benefit payable to Mr. Eagan under his Supplemental Executive Retirement Plan after reduction for the benefits payable under the Blount Retirement Plan and the retirement income payable under any pension plan maintained by a former employer of Mr. Eagan is $20,925. The projected annual benefit payable to Mr. Irving under his Supplemental Executive Retirement Plan after reduction for the benefits payable under the Blount Retirement Plan is $51,005.

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN OF BLOUNT INTERNATIONAL, INC.

       On October 9, 1998, the Corporation adopted the Blount Deferred Compensation Plan for a select group of highly compensated management employees. The plan name was changed later to the Executive Supplemental Retirement Plan of Blount International, Inc., (the "Executive Supplemental Retirement Plan"). The Executive Supplemental Retirement Plan provides supplemental retirement benefits to participants at age 65 in the form of a life annuity with monthly payments equal to the excess of (i) the product of .2083% of the participant's highest 3-year average earnings (base salary plus bonuses earned under an executive management annual incentive plan) during the last 10 years of employment multiplied by the employee's years of benefit service (as provided under the Executive Supplemental Retirement Plan which, for some participants, may be greater than actual service) up to, but not in excess of, 20, minus (ii) the amount of retirement benefits payable to the participant under all other qualified and non-qualified defined benefit plans maintained by the Corporation, any pension plan maintained by a former employer of the participant and the employee's primary social security benefit. Upon the participant's death, a survivor annuity is payable under the Executive Supplemental Retirement Plan to the participant's surviving spouse in a monthly amount equal to 662/3% of the monthly benefit payable to the participant. The Executive Supplemental Retirement Plan provides for retirement before age 65 with reduced benefits in the event of certain terminations of employment and also provides special rules regarding benefits payable if the participant becomes disabled or dies before commencing a benefit. If certain events occur, the Executive Supplemental Retirement Plan allows participants to elect to receive their benefit in a single lump sum payment.

       The Executive Supplemental Retirement Plan may be amended or terminated with the consent of all participants and the Corporation. The Board, in its discretion and without consent of the participants, may also make certain amendments that do not adversely affect the rights of participants. The projected annual benefit payable under the Executive Supplemental Retirement Plan, in addition to the benefits payable under other defined benefit plans, pension plans of prior employers and social security, to the persons named in the Summary Compensation Table is as follows: Mr. Osterman, $133,080 and Mr. Layman, $151,684; Mr. Panettiere received a lump sum payment of $3,757,511 on July 10, 2001, following his agreed upon retirement on June 30, 2001, in full satisfaction of the Corporation's obligations under this plan. Messrs. Bersett, Marshall, Eagan, Irving and Blankenship are not participants in the Executive Supplemental Retirement Plan.

SUPPLEMENTAL RETIREMENT AND DISABILITY PLAN

       The Corporation has a Supplemental Retirement and Disability Plan (the "Retirement and Disability Plan") for the employees of the Corporation's corporate office effective as of January 1, 1992 (adopted by the Board on November 21, 1991). Each person who was an eligible employee of the corporate office on December 31, 1991, and whose annual earnings were at least $90,000 became a participant in the Retirement and Disability Plan on January 1, 1992, or will become a participant on the first day thereafter on which he or she becomes an eligible employee of the corporate office. The Retirement and Disability Plan provides that, at the time a participant ceases to be an eligible employee, if his or her retirement benefit under the Blount Retirement Plan is less than the retirement benefit to which such participant would have been entitled at the time he or she ceased to be an eligible employee if the Pre-1992 Blount Retirement Plan had continued in effect without amendment, then such participant shall be entitled to a supplemental retirement benefit under the Retirement and Disability Plan which has an actual value equal to the excess, if any, of (i) the actuarial value of the retirement benefit to which the participant would have been entitled had the Pre-1992 Blount Retirement Plan continued in effect, minus (ii) the actuarial value of his or her retirement benefit under the Blount Retirement Plan, as amended and in effect at the time he or she ceases to be an eligible employee. If such participant dies under circumstances entitling his or her spouse to a benefit under the Blount Retirement Plan, as in effect at the date of his or her death, such spouse shall be entitled to receive a benefit having the actuarial value equal to the excess, if any, of (i) the actuarial value of the benefit to which such spouse would have been entitled had the Pre-1992 Blount Retirement Plan continued in effect, minus (ii) the actuarial value of the benefit to which such spouse is entitled under the Blount Retirement Plan, as in effect at the date of the participant's death. Payment of any supplemental retirement benefit hereunder shall be made in the same form as is payment of the corresponding benefit under the Blount Retirement Plan.

        The Retirement and Disability Plan also provides that a participant who ceases active work as a result of his or her inability to perform the duties of his or her occupation because of disease or accidental bodily injury while an eligible employee shall be entitled to receive a monthly disability benefit on the 1st day of the 7th month following the month during which the participant ceased to be an active eligible employee and terminating on the earlier of the 1st day of the calendar month in which the participant dies or the 1st day of the 29th calendar month following the calendar month in which the participant ceases to be an active eligible employee. The amount of each such monthly payment during this period shall be equal to (i) 40% of the sum of the participant's earnings less 50% of the participant's monthly social security disability benefit, less (ii) the monthly benefit payable to the participant under the long-term disability component of the Blount, Inc. Welfare Benefit Plan. If a participant becomes disabled while an active eligible employee, he or she shall be entitled to receive a long-term disability supplement commencing on the 1st day of the 30th month following the month in which the participant ceases to be an active eligible employee and terminating on the 1st day of the calendar month in which the participant dies. No such supplement shall be payable during any month ending prior to the participant's normal retirement date during which the participant does not receive a social security disability benefit. The payment is based on a formula set forth in this plan. The Retirement and Disability Plan may be amended, suspended, or terminated in whole or in part at any time by action of the Board without affecting prior rights accrued under this Plan.

       The projected annual benefit payable to Mr. Blankenship under the Supplemental Retirement and Disability Plan is $21,401. Messrs. Panettiere, Bersett, Osterman, Layman, Marshall, Eagan and Irving are not participants in the Supplemental Retirement and Disability Plan.

OMARK PLANS

       For certain employees of Blount's Outdoor Products Group, Industrial and Power Equipment Group, and the former Sporting Equipment Group, the Corporation sponsors:

               (i) a Supplemental Retirement Plan for key management employees (the "Omark Supplemental Retirement Plan");

               (ii) a retirement protection plan (the "Omark Protection Plan");
                    and

               (iii) a salary continuation plan (the "Omark Salary Continuation
                     Plan").

         The Omark Supplemental Retirement Plan provides a supplemental retirement benefit to participants equal to the excess, if any, of (i) 50% of the participant's highest 5-year average base salary during the last 10 years of employment before age 65, minus (ii) the aggregate amount available to the participant under certain other benefit plans and one-half the primary social security benefit. Benefits under the Omark Protection Plan are limited to the amount of any reduction of benefits under the master annuity contracts (purchased upon termination of the Omark Retirement Plan) or the pre-1992 Omark Retirement Plan as a result of any deferral of compensation pursuant to the Omark Deferred Plan prior to its termination in 1986. The Omark Salary

Continuation Plan provides the beneficiary of each participant with a continuation of two years of annual salary upon the death of the participant. The Omark Plans are unfunded and amounts due participants are general unsecured obligations of the Corporation. The Omark Plans may be amended or terminated by the Board, provided that rights vested in participants previous to such amendment or termination may not be reduced.

         Mr. Osterman participates in the Omark Supplemental Retirement Plan and Omark Protection Plan, but no benefits are projected to be payable under these plans to him. Mr. Osterman participates in the Omark Salary Continuation Plan.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT CONTRACTS

         The Corporation entered into Employment Agreements (the "Agreements") effective on August 19, 1999, in connection with the Merger and Recapitalization with all of the executive officers named in the Summary Compensation Table, except Mr. Eagan whose agreement is dated as of August 15, 2000, his date of hire. The terms of the Agreements provide that each executive will be paid a base salary no less than his then current base salary, be eligible to participate in the Corporation's incentive plans with target bonuses ranging from 45% to 65% of base salary, participate in the Corporation's stock option programs and all other benefit plans, arrangements and perquisites generally available to executive officers.

         Mr. Panettiere's Agreement was amended as set forth below in connection with his retirement on June 30, 2001. The Agreements of Messrs. Bersett and Marshall were terminated and the required severance benefits made or provided for upon the termination of their employment on December 14, 2001, and July 31, 2001, respectively. Messrs. Layman, Irving and Blankenship are covered by the Corporation's Executive Life Insurance Program. Separate agreements with Mr. Irving and Mr. Eagan provide for the Supplemental Executive Retirement Plan described starting at page 16 above.

         The duration of the Agreements is a rolling two-year term for Messrs. Irving and Blankenship, and a rolling three-year term for Mr. Layman, each of which is automatically extended one day for each day employed until such time as the Agreement would expire on the executive's 65th birthday. Mr. Osterman's Agreement expires on August 19, 2002. Mr. Eagan's Agreement provides for a rolling one-year term with severance benefits for an eighteen-month period, except for certain circumstances relating to any sale of his group or division, until August 15, 2002, and a two-year period thereafter. Each Agreement has a clause which prohibits the executive, for up to three years following the termination of employment, from competing directly or indirectly with the Corporation or disclosing proprietary or confidential information.

         The Agreements also contain provisions for severance payments and benefits (for 18 to 36 months, depending on the executive) if the Corporation terminates the executive's employment for reasons other than death, disability or cause (as defined in the Agreements), or if the executive terminates his employment for "good reason" (as defined in the Agreements). In the event of death, disability or termination for cause or in the event the employee terminates his employment for other than "good reason," the Corporation's obligations under the Employment Agreements cease and no special severance benefits will be paid.

              Mr. Osterman's Agreement was amended on February 2, 2001, to provide that if he remains actively employed with the Corporation until the expiration of the full term of his Agreement, he will be entitled to a two-year consulting arrangement with the Corporation. That arrangement provides that, upon such expiration, in exchange for the performance of specified duties relating to the Corporation's Outdoor Products business, Mr. Osterman will receive an annual retainer, together with the possibility of a 25% bonus if the Outdoor Products segment achieves certain financial targets, reimbursement of reasonable out-of-pocket business expenses incurred in the performance of his consulting duties, an office and the services of an administrative assistant. During the consulting period, Mr. Osterman will also be eligible to participate in certain executive benefit programs and receive perquisites similar to those he has now as an executive officer.

         Mr. Panettiere's Agreement was amended as of March 14, 2001, to provide for his mutually agreed upon retirement from the Corporation on June 30, 2001. Prior to this date, under the terms of this amendment, Mr. Panettiere retired from his position as Chief Executive Officer in March 2001, from his positions as Chairman of the Board and director in June 2001 and served as Chairman Emeritus until June 30, 2001. With respect to the period through July 31, 2002 that remained on Mr. Panettiere's Employment Agreement, he received the lump sum equivalent of his base salary and certain bonuses at the time of his retirement, and will continue to receive certain benefits and perquisites available to all executive officers during this remaining thirteen-month period. He also received certain lump sum payments totaling $7,234,674 from a trust established to fund such obligations, reflecting his participation in the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan, Blount, Inc. Supplemental Executive Retirement Plan and Executive Supplemental Retirement Plan of Blount International, Inc.

In addition, the remaining 243,333 time-based stock options granted to Mr. Panettiere under the 1999 Stock Incentive Plan became fully vested and have a ten year exercise term.

         As part of this Amendment, the restrictions on transfer contained in the Employee Stockholder Agreement, described below, will not apply to Mr. Panettiere's sale of certain shares of Common Stock representing up to $100,000 in value, based upon sales price, from August 1, 2002 through December 31, 2002, and shares representing $250,000 in value in any one calendar year thereafter, subject to such sales being made in accordance with the volume limitations of Rule 144 promulgated by the SEC under the Securities Act of 1933, as amended.

         For two years following July 31, 2002, Mr. Panettiere will have a consulting arrangement with the Corporation whereby he will receive a monthly consulting fee, reimbursement of reasonable out-of-pocket expenses incurred in the performance of his consulting services, office space and, through December 31, 2002, the services of an administrative assistant.

EMPLOYEE STOCKHOLDER AGREEMENT

         Related to the Employment Agreements is an Employee Stockholder Agreement (the "Stockholder Agreement"). This Agreement is among the Corporation, Lehman Brothers Merchant Banking Partners II, L.P. and 31 current and 16 former, some of whom were employees of the Sporting Equipment segment that was divested in December 2001, management employees, including all of the current executive officers named in the Summary Compensation Table. The Stockholder Agreement sets forth terms and restrictions relating to common stock either purchased by the named executive in the Merger and Recapitalization ("Purchased Shares") or received through the exercise of stock options ("Option Shares") under the 1999 Stock Incentive Plan.

         The Stockholder Agreement restricts the transfer of Purchased Shares, Option Shares and any underlying options owned by these executives for a period of five years from the closing of the Merger and Recapitalization. Exceptions to this restriction include transfers to heirs and trusts, so long as the transferee agrees to be bound by the terms of the Stockholder Agreement. In addition, executives have rights to sell their shares on a pro rata basis with Lehman Brothers Merchant Banking Partners II, L.P. whenever Lehman Brothers Merchant Banking Partners II, L.P. sells its shares to third parties. Similarly, Lehman Brothers Merchant Banking Partners II, L.P. has the right to cause each of the executives to sell his or her shares of common stock on a pro rata basis with Lehman Brothers Merchant Banking Partners II, L.P. to a third party that has made an offer to purchase the Corporation's shares owned by Lehman Brothers Merchant Banking Partners II, L.P. In the event that the Corporation registers shares under the Securities Act of 1933 (except for registrations related to exchange offers or benefit plans) and Lehman Brothers Merchant Banking Partners II, L.P. sells its shares in connection with this registration, the executives have the right to have their shares concurrently registered and sold on a pro rata basis with Lehman Brothers Merchant Banking Partners II, L.P. The Purchased Shares and Option Shares owned by the executives are also subject to "put" and "call" rights that entitle the Corporation to purchase from an executive, and the executive to sell to the Corporation, his or her Purchased Shares and Option Shares at fair market value if the executive's employment is terminated under certain circumstances.

                                PERFORMANCE GRAPH


         Rules adopted by the Securities and Exchange Commission require that the Corporation include in the Proxy Statement a line graph presentation comparing the cumulative five-year shareholder return on the Corporation's Common Stock on an indexed basis with the cumulative return of a broad equity market index that includes companies whose equity securities are traded on the same exchange as the Corporation's and either a published industry index or an index of peer companies selected by the Corporation. Since the Corporation is not included in the Standard and Poor's 500 Stock Index and its equity securities are traded on the New York Stock Exchange, the New York Stock Exchange Market Value Index was selected as the broad equity market index. The Corporation chose a group of eight manufacturing companies that have operations in those industries in which the Corporation competes as its peer group for purposes of this performance comparison. This number of peer group companies is three fewer than last year. Brunswick Corporation and Johnson Outdoors Inc. have been deleted from the peer group because the Corporation divested its Sporting Equipment segment in December 2001. Scott Technologies, Inc. has been deleted because it was merged with and into another firm and no longer reports as a separate unit. A list of these companies ("Peer Group") follows the graph below.


                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                       AMONG BLOUNT INTERNATIONAL, INC.,
                     NYSE MARKET INDEX AND PEER GROUP INDEX


                              [PERFORMANCE GRAPH]




--------------------------------- --------------- --------------- --------------- --------------- --------------- ---------------
                                     12/31/96        12/31/97        12/31/98        12/31/99        12/31/00        12/31/01
                                  =============================================================================== ===============
The Corporation                           100.00          140.77          132.94          170.80           82.39           33.65
Peer Group *                              100.00          138.04          117.73          134.22          131.88          141.28
NYSE Mkt. Val. Index                      100.00          131.56          156.55          171.42          175.51          159.87
--------------------------------- --------------- --------------- --------------- --------------- --------------- ---------------

-----------
* The companies in the Peer Group are as follows: Caterpillar, Inc., Deere & Co., Ingersoll-Rand Co., Kaydon Corp., Kennametal Inc., Regal-Beloit Corp., Terex Corp. and Toro Co.

                                FILING DISCLOSURE

         Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Corporation's directors, executive officers and persons who beneficially own more than 10% of any class of equity securities of the Corporation to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange and to furnish the Corporation with copies.

         Based on the review of copies of such forms received by it, or written representations from certain reporting persons, the Corporation believes that during 2001 all filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with without exception.



                     CERTAIN TRANSACTIONS AND OTHER MATTERS

         Messrs. Fried, James and Shutzer, who are directors of the Corporation, are investors in Lehman Brothers Merchant Banking Partners II, L.P., an affiliate of Lehman Brothers Holdings, Inc. As a result of the Merger and Recapitalization, Lehman Brothers Holdings, Inc., through its affiliates, beneficially owns approximately 85.3% of the Corporation's stock. By virtue of such ownership, Lehman Brothers Holdings, Inc. is able significantly to influence the business and affairs of the Corporation with respect to matters requiring stockholder approval.

         Additionally, as a result of a transaction involving an amendment to the Corporation's Secured Credit Agreement with its secured lenders on February 2, 2001, as disclosed in the 2001 Proxy Statement at page 18, LB Blount Investment SPV LLC, an affiliate of Lehman Brothers Merchant Banking Partners II, L.P., paid $20 million for a convertible preferred equivalent security, together with warrants for 1,000,000 shares of the Corporation's Common Stock exercisable at any time through March 2, 2013 at $0.01 per share. The convertible preferred equivalent security is convertible into convertible preferred stock at the rate of one preferred share for every $1,000 in principal amount should the Corporation issue a class of preferred stock. Although authorized to do so by an amendment to its Restated Certificate of Incorporation passed by the stockholders at the 2001 Annual Meeting, the Corporation has not issued any class of preferred stock to date.

         From time to time, Lehman Brothers Holdings, Inc. or its affiliates also receive customary fees for services to the Corporation in connection with other financings, divestitures, acquisitions and certain other transactions, including, in 2001, fees for investment banking and underwriting services in connection with the Corporation's sale of its Sporting Equipment segment to Alliant Techsystems Inc. ("ATK") on December 7, 2001 for 3,048,786 shares of ATK common stock and $10,000 cash and the Corporation's subsequent underwritten sale of the shares received from ATK for $236.7 million in gross proceeds.

                 RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS
                                   PROPOSAL 2

         Upon the recommendation of the Audit Committee, the Board has appointed the firm of PricewaterhouseCoopers LLP as its independent auditors for the calendar year ending December 31, 2002. Although stockholder ratification is not required, the Board has determined that it would be desirable to request an expression from the stockholders as to whether or not they concur with this appointment.

         PricewaterhouseCoopers LLP, including Coopers & Lybrand LLP prior to its merger with Price Waterhouse LLP, has served as auditors of the consolidated financial statements of the Corporation and its subsidiaries from year to year since 1972. The Corporation has been advised by PricewaterhouseCoopers LLP that they do not have any direct financial interest or any material indirect financial interest in the Corporation or any of its subsidiaries, and that during the above time, PricewaterhouseCoopers LLP has not had any connection with the Corporation or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.


         PricewaterhouseCoopers LLP billed the Corporation the following amounts for professional services during 2001, all of which PricewaterhouseCoopers LLP has advised were provided at customary rates and terms:

         AUDIT FEES:       $336,400, in the aggregate, for the audit of the
                           Corporation's and its subsidiaries' annual financial statements for the fiscal year ended December 31, 2001, and the reviews of the interim financial statements included in the Corporation's Forms 10-Q filed during the fiscal year ended December 31, 2001;
                           and

         ALL OTHER FEES:   $1,033,733, in the aggregate, for all services
                           other than those covered above under "Audit Fees."
                           "All Other Fees" consist primarily of tax compliance and consulting services; the audit of the closing date balance sheet and assistance in the accounting and financial reporting matters related to the Corporation's divestiture of its Sporting Equipment segment; internal audit outsourcing; benefit plan audits and assistance in technical accounting issues.
                           PricewaterhouseCoopers LLP did not render any of the financial information systems design and implementation services described in Paragraph (c)
                           (4) (ii) of Rule 2-01 of Regulation S-X.

The Audit Committee of the Board approved all non-audit services rendered by PricewaterhouseCoopers LLP during 2001 and concluded that such services did not affect the independence of the auditors. PricewaterhouseCoopers LLP has informed the Corporation that, as of July 2002, it will no longer provide services for the internal audit function by any outsourcing arrangement, if material in amount, for clients for whom it acts as independent auditors. Please also refer to the Audit Committee Disclosure and Report on page 6.

         Representatives of PricewaterhouseCoopers LLP and of the Audit Committee of the Board will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. Those representatives will also be available to respond to appropriate questions.

         The Board recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Corporation for the calendar year ending December 31, 2002. If the stockholders should not ratify the appointment of PricewaterhouseCoopers LLP by a majority vote, the Board will reconsider the appointment.

                 STOCKHOLDERS' PROPOSALS FOR 2003 ANNUAL MEETING

         Stockholders may present proposals which may be proper subjects for inclusion in the Proxy Statement and for consideration at the Annual Meeting of Stockholders in 2003. In order to be considered, proposals must be submitted on a timely basis. Proposals for the 2003 Annual Meeting of Stockholders must be received by the Corporation no later than November 1, 2002. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Corporation.

                               GENERAL INFORMATION

         The expenses of soliciting proxies will be paid by the Corporation. In addition to the use of the mails, proxies may be solicited personally, by telephone or by facsimile by directors, officers and regular employees of the Corporation and its subsidiaries, who, except for normal overtime pay in certain instances, will not receive additional compensation for these services. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy soliciting materials to beneficial owners of the Corporation's Common Stock, and the Corporation will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation.

                                         By Order of the Board of Directors,



                                         /s/ Richard H. Irving, III
                                         ---------------------------------------
                                         Richard H. Irving, III
Montgomery, Alabama                      Senior Vice President - General Counsel
March 15, 2002                           and Secretary

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